UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2021

Global Blood Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37539	27-4825712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

181 Oyster Point Blvd. South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 741-7700

(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GBT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2021, the Board of Directors (the “Board”) of Global Blood Therapeutics, Inc. (the “Company”) appointed Alexis A. Thompson, M.D., M.P.H., to the Board as a Class I director. Dr. Thompson was appointed to a newly created vacancy resulting from an increase in the size of the Board from nine to ten directors. She will serve on the Board’s research and development (R&D) committee.

A board-certified pediatric hematologist, Dr. Thompson is head of the Hematology Section and director of the Comprehensive Thalassemia Program at the Ann and Robert H. Lurie Children’s Hospital of Chicago, where she also serves as the A. Watson and Sarah Armour Endowed Chair for Childhood Cancer and Blood Disorders. In addition, Dr. Thompson is associate director for equity and minority health at the Robert H. Lurie Cancer Center and Northwestern University Feinberg School of Medicine. She has served on national advisory committees for governmental agencies as well as non-profit organizations focused on improving healthcare access, increasing workforce diversity and reducing health disparities. In 2018, Dr. Thompson served as president of the American Society of Hematology (ASH) and continues to serve on ASH’s Sickle Cell Disease Task Force.

Dr. Thompson is an investigator on multicenter clinical trials as well as her own institutional clinical studies in SCD and thalassemia. She has been a leader in multicenter collaborations, such as the National Heart, Lung, and Blood Institute’s Sickle Cell Disease Implementation Consortium, and has received numerous awards recognizing her expertise in teaching and clinical care. Dr. Thompson received her medical degree from Tulane University, earned her master’s in public health degree from University of California, Los Angeles, and completed her postgraduate training at Children’s Hospital Los Angeles and the Children’s Hospital of Philadelphia (CHOP).

Upon Dr. Thompson’s appointment to the Board, and based on the recommendation of the Board’s Compensation Committee, the Board approved the grant to Dr. Thompson of the following equity awards on March 17, 2021: (i) an option to purchase 11,200 shares of the Company’s common stock at a per share exercise price of $44.28, the closing price of the Company’s common stock on the NASDAQ Global Select Market on the grant date, and (ii) an award of restricted stock units covering 7,200 shares of the Company’s common stock. The option will vest in 36 equal monthly installments over a period of three years from March 17, 2021, and the restricted stock units will vest in three equal annual installments over a period of three years from March 17, 2021, both subject to Dr. Thompson’s continued service on the Board. Dr. Thompson will also be eligible to receive annual equity awards as well as cash retainers in accordance with the Company’s Non-Employee Director Compensation Policy, as in effect from time to time, so long as she continues to serve on the Board. A copy of the Non-Employee Director Compensation Policy is filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2020, as filed with the SEC on February 24, 2021.

Dr. Thompson is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Thompson and any other persons pursuant to which Dr. Thompson was selected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Blood Therapeutics, Inc.

Date: March 18, 2021	By:	/s/ Jeffrey Farrow
Jeffrey Farrow
Chief Financial Officer